EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A/A (Amendment #1) of our independent auditors’ report dated November 4, 2016 on our audit related to the financial statements of Campagna Motors USA, Inc. which comprise the balance sheet as of October 19, 2016 (“Inception”), and the related statements of operations, changes in stockholders’ deficit and cash flows for the period then ended, and the related notes to the financial statements.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

March 17, 2017